                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             Helm Resources, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                               INTERSYSTEMS, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 11, 1995

                             ----------------------


TO OUR SHAREHOLDERS:

         You are cordially invited to attend the Annual Meeting of Shareholders of InterSystems, Inc. (the "Company") to be held on Tuesday, July 11, 1995, at 10:00 a.m., at the offices of the Company at 537 Steamboat Road, Greenwich, Connecticut 06830, for the following purposes:

                 1. to elect three directors;

                 2. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

         Only shareholders of record at the close of business on May 31, 1995 will be entitled to notice of and to vote at the meeting.

         Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares may be represented at the meeting.

                                  By Order of the Board of Directors


                                              David S. Lawi
                                                Secretary

Houston, Texas
June 1, 1995

                               INTERSYSTEMS, INC.
                             8790 WALLISVILLE ROAD
                             HOUSTON, TEXAS  77029

                              -------------------

                                PROXY STATEMENT

                              -------------------

         The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on July 11, 1995 and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the secretary of the Company.

         The Board of Directors has fixed the close of business on May 31, 1995 as the record date for the meeting. On that date, the Company had outstanding 4,086,847 shares of common stock. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such shareholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing. Holders of the Company's common stock have no cumulative voting rights in the election of directors.

         The principal executive offices of the Company are located at 8790 Wallisville Road, Houston, Texas 77029. The proxy statement and form of proxy are being sent to shareholders on or about June 1, 1995.

                             ELECTION OF DIRECTORS

         In 1988, the Company adopted a classified Board of Directors, which divided the directors into three classes. At each annual meeting, the successors to the class of directors whose term expires at that meeting are elected to serve a three-year term and until their successors are elected and qualified. Accordingly, the Directors whose terms expire in 1995 are nominees for re- election at the 1995 Annual Meeting of Shareholders. The nominees named by the Board of Directors are Mr. Herbert M. Pearlman, Mr. John E. Stieglitz and Mr. Fred S. Zeidman.

         The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nominee named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, the nominee is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Board of Directors of the Company may propose.

         The nominees and directors are presented below by class.

                                       Director        Termas
                                       of the          Director
Name                      Age          Company Since   Expires in
- ----                      ---         -------------    ----------
NOMINEES FOR DIRECTOR
Herbert M. Pearlman       62           1984            1995
John E. Stieglitz         62           1991            1995
Fred S. Zeidman           49           1993            1995

OTHER DIRECTORS
Walter M. Craig, Jr.      41           1993            1996
David S. Lawi             59           1984            1996
Daniel T. Murphy          54           1986            1997

Principal Occupation Over the Past Five Years and Other Directorships of Director

HERBERT M. PEARLMAN Mr. Pearlman has been Chairman of the Company's Board of Directors since March l984. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc., the holder of approximately 41% of the Company's common stock ("Helm"), since 1980. Since June 1984 he has been Chairman of the Board of Helm. Mr. Pearlman is Chairman of the Board of Directors of Seitel, Inc. ("Seitel") and is currently Chairman of Seitel's Executive Committee. Seitel is a publicly-held company engaged in acquiring and marketing seismic information to the oil and gas industry. In 1990, Mr. Pearlman became Chairman of the Board of Unapix Entertainment, Inc. ("Unapix"), which is engaged in marketing and distributing films and television products. In 1994, Mr. Pearlman became Chairman of the Board of American Business Computers Corporation ("ABBC"), a public company which is engaged in the business of designing and manufacturing equipment which dispenses liquids, solids, gases, pastes and gels. Mr. Pearlman is also a director of two Helm subsidiaries which are publicly held, Teletrak Advanced Technology Systems, Inc. ("Teletrak"), which has no operations at the present time, and Cliff Engle Ltd., which receives limited royalty revenue from an NFL license it holds ("Cliff Engle"). Helm holds an equity position in Teletrak, Cliff Engle and Unapix.

JOHN E. STIEGLITZ Mr. Stieglitz was appointed to the Board of Directors of the Company in December 1991. Since l976, Mr. Stieglitz has been president of Conspectus, Inc., a privately held company engaged in providing consulting services in the area of executive recruiting. Mr. Stieglitz has been a director of Helm since 1986 and a director of Seitel since 1989.

FRED S. ZEIDMAN Mr. Zeidman was appointed President, Chief Executive Officer and a director of the Company in July 1993. He also serves as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins. Previously, Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids company in the United States, from 1985 to 1991, when it was acquired by Anchor Drilling Fluids of Norway. From April 1992 until July 1993,

Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditionaing and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financings.

                              --------------------

WALTER M. CRAIG, JR. Mr. Craig joined Helm in March 1984 as Vice President and General Counsel. In July, 1991, he was appointed Senior Vice President--Business and Legal Affairs, in July 1992 he was appointed Executive Vice President and Chief Operating Officer of Helm and in 1993 he was appointed a director of Helm. In August, 1991, he became President of Cliff Engle. He has been a director of Seitel since 1987. In 1993, he became a director of Unapix.

DAVID S. LAWI Mr. Lawi has been Secretary of the Company since March 1984. He was elected Chairman of the Executive Committee in October 1986. He has been Secretary and a Director of Helm since 1980, and served as Executive Vice President of Helm from 1980 until 1992. Since l982 he has been a Director of Seitel and Chairman of its Executive Committee since 1989. Since January l983, Mr. Lawi has been a director and the Secretary of Teletrak. In March 1990, Mr. Lawi became a director and Secretary of Cliff Engle and in 1993 he became Secretary and Treasurer of Unapix.

DANIEL T. MURPHY Mr. Murphy joined the Company in May 1984 as Vice President-Finance and Operations and has been Executive Vice President of Operations and Chief Financial Officer of the Company since July 1985. Mr. Murphy joined Helm in May 1984 as Vice President and Chief Financial Officer. In 1988, he was elected a director of Teletrak.

COMMITTEES AND ATTENDANCE

         During 1994, the Company's Board of Directors held two full meetings. Each of the Company's directors attended at least 75% of the total number of meetings of the Board of Directors and of committees on which he served.

         The Board of Directors has an Executive Committee and an Audit Committee. The Executive Committee is comprised of Messrs. Pearlman, Lawi and Murphy. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet separately from the full Board of Directors during 1994. The Audit Committee and the Compensation Committee presently is comprised of Mr. Stieglitz. The Audit Committee and the Compensation Committee each held one meeting during 1994.

         ECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information as of March 15, 1995 concerning the beneficial ownership of Common Stock (the Company's only class of voting securities) held by each person who is the beneficial owner of more than 5% of the Common Stock, and by each director and by all executive officers and directors of the Company as a group.

                                     Amount and Nature
                                      of Beneficial                         Percent of
Name                                 Ownership (1)(2)                        Class (2)
- ----                                -----------------                       ----------
Beneficial Holders
Helm Resources, Inc.........        1,640,419(3)                                40.8%
537 Steamboat Road
Greenwich, CT  06830

Sara Finkle ................          236,487(4)                                 5.6%
117 Aspen Airport Bus. Ctr.
Aspen, CO  81611

Officers and Directors
Herbert M. Pearlman ........          438,709(5)                                10.0%
537 Steamboat Road
Greenwich, CT  06830

Fred S. Zeidman ............          430,000(6)                                10.2%
8790 Wallisville Road
Houston, Texas  77029

David S. Lawi ..............          353,477(7)                                 8.2%
537 Steamboat Road
Greenwich, CT  06830

Daniel T. Murphy ...........           23,758(8)                                  *
Walter M. Craig, Jr.........           24,353(9)                                  *
John E. Stieglitz...........           11,858(10)                                 *

All executive officers
and directors
as a group (6 persons) .....        1,282,155(11)                               27.7%

_____________________
* Less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) Includes shares that are issuable within 60 days upon exercise of Common Stock Purchase Warrants expiring December 31, 1996 at $3.50 per share which were issued as a dividend to the holders of common stock in October 1991 (the "Dividend Warrants") (7) and upon conversion of 10% Convertible Subordinated Debentures due 2001 at $2.02 per share (the "10% Debentures") (14,852).

(4) Includes shares issuable upon conversion of 8% Debentures. Does not include shares held by Mrs. Finkle's husband as to which she disclaims beneficial ownership.

(5) Includes shares that are issuable within 60 days upon exercise of stock options (62,500), Dividend Warrants (77,551), Common Stock Purchase Warrants expiring April 30, 1996 at $1.00 per share (the "1996 Warrants")(45,000), conversion of Series A 10% Convertible Subordinated Debentures due June 30, 2001 at $1.35 per share (the "Series A 10% Debentures") (148,148), and conversion of 8% Convertible Debentures due January 31, 2004 at $1.48 per share (the "8% Debentures") (12,905). Does not include shares held by Mr. Pearlman's wife and children as to which he disclaims beneficial ownership.

(6) Includes shares that are issuable within 60 days upon exercise of stock options (200,000) and 1996 Warrants (15,000). Also includes 200,000 shares issuable to Mr. Zeidman pending stock exchange listing as to which payment has been received. See "Certain Relationships and Related Party Transactions."

(7) Includes shares that are issuable within 60 days upon exercise of stock options (39,062), Dividend Warrants (73,875), 1996 Warrants (30,000), Series A 10% Debentures (148,148) and 8% Debentures (16,892). Does not include shares held by Mr. Lawi's wife and children as to which he disclaims beneficial ownership.

(8) Includes shares that are issuable within 60 days upon exercise of stock options (9,375) and Dividend Warrants (2,000) and conversion of 10% Debentures (4,950) and 8% Debentures (7,433).

(9) Includes shares that are issuable within 60 days upon exercise of stock options (8,594) and Dividend Warrants (2,500) and conversion of Series A 10% Debentures (9,259).

(10) Includes shares that are issuable within 60 days upon exercise of 1996 Warrants (5,000) and conversion of 8% Debentures (1,858).

(11) Includes shares that are issuable within 60 days upon exercise of stock options (319,531), Dividend Warrants (155,926) and 1996 Warrants (95,000), and conversion of Series A 10% Debentures (305,555), 10% Debentures (4,950), 8% Debentures (39,088) and the shares issuable to Mr. Zeidman.

SECTION 16 COMPLIANCE

         Based upon a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended, during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis, except that an initial report on Form 3 for Walter M. Craig, Jr., who was first appointed a director of the Company in December 1993, reporting his holdings in the Company's securities at the time he became a director, was filed late.

                             EXECUTIVE COMPENSATION

         Set forth below is certain information with respect to cash and noncash compensation awarded to, earned by or paid to the Company's Chief Executive Officer during 1994. No executive officers of the Company earned over $100,000 for the fiscal year ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE


Name and                                       Annual Compensation                   All
Principal                                      -------------------                   Other
Position                Year               Salary                Bonus               Compensation
- --------                ----               ------                -----               ------------
Fred S. Zeidman,        1994               $ 50,000               -                     -
President and           1993                 18,138               -                     -
CEO (1)                   -

____________
(1) Mr. Zeidman joined the Company in July 1993. See "Employment Arrangements--Zeidman Agreement" below.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                        YEAR-END OPTION/SAR VALUE TABLE

         The following table sets forth aggregated option exercises in the last fiscal year, the number of unexercised options and fiscal year-end values of in the money options for the Chief Executive Officer.

                                                                                                   Value of
                                                                              Number of            Unexercised
                          Shares                                              Unexercised          In-the-money
                          Acquired                                            Options at           Options at
                          on                                                  Fiscal year-end      fiscal year end
                          Exercise                 Value                      Exercisable/         Exercisable/
Name                        (#)                  Realized ($)                 Unexercisable        Unexercisable (1)
- ----                      --------               ------------                 ---------------      -----------------
Fred S.
Zeidman                      -                       -                        200,000/200,000            n/a

                            EMPLOYMENT ARRANGEMENTS

         The specific material terms of the agreements for the current executive officers of the Company are set forth below.

ZEIDMAN AGREEMENT

         Mr. Zeidman and the Company have entered into a three-year employment agreement pursuant to which Mr. Zeidman will serve as President and Chief Executive Officer of the Company. Pursuant to the employment agreement, Mr. Zeidman will receive a base salary of $150,000 per year and a bonus beginning in 1994 of 2% of the first $1 million in net income of the Company, 3% of the second $1 million of net income and 4% of all net income in excess of $2 million, not to exceed 150% of salary. Mr. Zeidman has also received options to purchase 200,000 shares of Common Stock at $2.00 per share and options to purchase 200,000 shares of Common Stock at $3.00 per share. Options to purchase 200,000 shares (100,000 at $2.00/share and 100,000 at $3.00/share)
vest on the first anniversary of the grant date and options to purchase 100,000 shares (50,000 at $2.00/share and 50,000 at $3.00/share) vest on each of the second and third anniversaries of the grant date.

         Mr. Zeidman also serves as President and Chief Executive Officer of Interpak Terminals, Inc. ("Interpak"), a wholly-owned subsidiary of Helm Resources, Inc. Mr. Zeidman allocates his time between the Company and Interpak, and Interpak contributes a portion of the Company's contracted salary directly to Mr. Zeidman in compensation of his services based upon the relative amount of time spent at each company, thereby reducing the amount of salary payable by the Company. During 1994, Mr. Zeidman spent approximately 33% of his time on the business of the Company and received approximately $100,000 in compensation from Interpak for his services to that corporation, as compared to $66,700 in 1993.

         The Company's agreement with Mr. Zeidman also provides that the Board of Directors will continue to cause Mr. Zeidman to be elected as a member of the Board of Directors of the Company and a member of the Board of Directors of Interpak Terminals, Inc., until the earlier of such time as his ownership in the common stock of the Company is under 100,000 shares, or his death or voluntary resignation. In addition, he has received from Helm Resources, Inc. a five year option to purchase 16,667 shares of common stock of Helm at $1.50 per share, which vests over a three year period, and the right to receive from Interpak Terminals, Inc. an option to purchase such number of shares of each class of capital stock of Interpak Terminals, Inc. and any securities convertible or exchangeable into or carrying the right to purchase such class of capital stock as will equal two percent of such class on a fully diluted basis if a public offering of Interpak Terminals securities is consummated before June 2003. The option price would be equal to the public offering price, less applicable underwiting discounts and commissions.

PEARLMAN AGREEMENT

         Mr. Pearlman is a party to an employment agreement which provides for his employment as Chairman of the Company for a term ending December 31, 1997, and renewable thereafter at the Company's option on a year to year basis. The agreement, as amended, provides for a base salary of approximately $240,000, which has been voluntarily reduced to $100,000. In addition, Mr. Pearlman is entitled to an annual bonus equal to 5% of the Company's consolidated pre-tax profits, less the amount paid to Mr. Pearlman by Helm for the Company's consolidated earnings for the year, which are reflected in Helm's financial statements as a result of Helm's ownership in the Company.

         Upon a change in Helm's control of the Board, the agreement provides that each officer may terminate his employment under the agreement upon 18 months notice and receive, upon conclusion of that period, after diligently carrying out his duties, a lump sum severance payment equal to 18 months salary. The agreement provides that upon the expiration of the term, if the officer's employment is not continued, he will be entitled to a severance payment of two years' salary continuation (unless employment is secured elsewhere).

         If employment continuation is offered but declined by the officer, the officer must act as a consultant for two years at 50% of his latest salary, during which time he may not provide services for any competitors.

DAVID S. LAWI

         Mr. Lawi's contract contains essentially the same provisions as Mr. Pearlman's agreement, except that it provides for a current base salary of $130,000, which has been voluntarily reduced to $50,000, and a bonus of 2.5% of the Company's consolidated pre-tax profits for each fiscal year, less the amount paid to Mr. Lawi by Helm for the Company's consolidated earnings for the year which are reflected in Helm's financial statements as a result of Helm's ownership in the Company.

DANIEL T. MURPHY

         Mr. Murphy's contract contains essentially the same provisions as Mr. Pearlman's agreement, except that it provides for a current base salary of $90,000, and a bonus at the discretion of the Board of Directors.





               [The rest of this page intentionally left blank.]

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         During 1994, management of Helm provided various administrative, managerial, financial, legal and accounting services to the Company and the Company paid Helm $44,000 for such services during 1994.

         In the fall of 1994, the Company obtained a line of credit in the maximum amount of $250,000 from the Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership in which Helm holds a 13.5% limited partnership interest. The loan matures on December 31, 1995, bears interest at 24% through December 31, 1994, and 15% per annum plus a 10% enhancement fee thereafter which fee is payable in common stock of the Company, enables the Fund to receive 2,000 common stock purchase warrants for each month that the loan is outstanding and is secured by a note receivable from the 1993 sale of the Company's resins trading business. At December 31, 1994, $100,000 remained outstanding under the line. Messrs. Pearlman, Lawi and Craig are limited partners of, and Mr. Craig is President of, the Fund.

Acquisition of InterSystems Nebraska

         In connection with the August 1993 purchase from Helm of all of the outstanding capital stock of InterSystems, Inc. a Nebraska corporation ("InterSystems Nebraska"), additional consideration is payable to Helm in the form of an earnout and a royalty.

PERFORMANCE EARNOUT. Helm is entitled to receive a performance earnout payable in the event that InterSystems Nebraska's average earnings before federal income taxes, related party management fees and non-recurring or extraordinary expense ("EBTME") in 1992 through 1995 inclusive, exceeds $550,000. If during this period, the average EBTME of InterSystems Nebraska exceeds $550,000, the Company is required to pay to Helm an amount equal to six (6) times such excess (the "Earnout Payments"). Earnout Payments are required to be made commencing March 1994 (for any Earnout Payment payable under the formula for 1992 and 1993), and each successive year thereafter, as necessary, until March 1996.
The March 1994 Earnout Payment covers average EBTME for 1992 and 1993. The March 1995 Earnout Payment covers average EBTME for 1992 through and including 1994. The March 1996 Earnout Payment covers average EBTME for 1992 through and including 1995. In the event of a reduction of average EBTME for any period from the average EBTME for previous periods, no refund of Earnout Payments will be made. However, the Payments due in March 1995 and 1996 will reflect a credit of the payments previously made toward the total earnout payment owed. Earnout Payments may be made, at the Company's option, by delivering cash, shares of common stock (valued at the average closing sale price on the American Stock Exchange for the 60 days preceding delivery), by delivering to Helm shares of the Company's common stock having an aggregate value of such Earnout Payment or other agreed upon consideration or by the retirement of indebtedness of Helm to the Company. InterSystems Nebraska's EBTME for the years 1994, 1993 and 1992 was $506,000, $644,000 and $411,000, respectively.
No Earnout Payment was due for March 1994 or March 1995.

ROYALTY ARRANGEMENTS. In addition to the base purchase price and the earnout payments, Helm also is entitled to receive royalties on three classes of InterSystems Nebraska products that were developed with the assistance of Helm, and that have not yet had a material impact on InterSystems Nebraska's sales to date. These three products are: a sampler used to sample, among other things, wood chips and coal; a higher capacity sampler used to sample, among other things, wood pulp, cement and coal; and a radius bottom conveyor. With respect to each of these three products, Helm will receive a royalty of 5% of all net sales of such products exceeding certain established thresholds (which thresholds approximated the highest annual net sales for each of the products during the last three years), payable on an annual basis for the 15-year period following the closing (the "Royalties").
In no case can the annual Royalties paid to Helm in any year with respect any of the products licensed exceed 10% of the annual gross profit of such product, calculated in accordance with the accounting procedures and practices currently employed by InterSystems Nebraska. Royalties to Helm on account of 1994 sales were approximately $5,000, which remained unpaid at December 31, 1994.

                            VOTING ON THE PROPOSALS

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Likewise, broker non-votes are counted for purposes of determining the presence or absence of a quorum with respect to a given proposal, but they are not counted for purposes of determining whether the proposal has been approved. Accordingly, abstentions and broker non-votes have the effect of a negative vote.

                           PROPOSALS BY SHAREHOLDERS

         Proposals that shareholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Shareholders must be received by the Company at 8790 Wallisville Road, Houston, Texas 77029, Attention David S. Lawi, prior to March 13, 1996.

                                 MISCELLANEOUS

         The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

Houston, Texas
June 1, 1995